Exhibit 99.1

Wiless Controls (IMEK) Letter from the CEO: The Road to Building the Ultimate M2M System

The Wiless System Has Been Developed, Multiple Alliances Forged and Production Is at Hand

Montreal, Canada -- December 12, 2012 -- iMetrik M2M Solutions Inc. (now Wiless Controls Inc.) (OTCBB: IMEK)(the “Wiless”), a global provider of end-to-end wireless services designed to control and manage access and use of virtually any asset from anywhere to anywhere in the world, today announced a name change to Wiless Controls Inc. and a message from Chief Executive Officer Michel St-Pierre, CPA.

Michel St-Pierre, CPA, CEO of Wiless Controls Inc. (formerly iMetrik M2M Solutions Inc.) states:

“It is important to remember what was the base and rational of our ambitious plan, why we spent two years and millions of dollar to meticulously develop the building blocks of a technology that a relatively small portion of the general population had ever heard off when we started.  Industry, on the other hand, was well aware of a major trend shift getting ready to happen.”

“M2M, or Machine-to-Machine, now labeled as ‘The Internet of Things’, means electronic devices talking to each other through wireless networks and, through the Internet, communicating with people who can monitor and control those devices. We strongly believed then, and more so now, that, as more devices become empowered to talk with each other, the M2M industry will grow exponentially and we will have a kind of control over our lives that we can't even imagine today.”

“It is not simply our belief.  Industry experts far and wide have voiced their predictions.”

“The International Telecommunications Union, an arm of the United Nations responsible for promoting and developing the deployment of telecoms infrastructures, estimates that at least 25 billion devices will be online by 2020 as the Internet of Things revolution explodes.”

“In a white paper by Cisco Systems (Nasdaq: CSCO) in 2011, the company said that the Internet of Things ‘ will change everything—including ourselves.”  It is that type of forward-thinking, high-growth technology that we have quietly positioned ourselves as a leader.  Now we believe we are ready to make some big noise.”

“Some obstacles have kept M2M from achieving the ‘hockey stick’ growth curve predicted by analysts. However, the deployment of M2M has been slowed not due to the lack of demand, but to the fact that integrators and users have had to independently put together all the complex components necessary to assemble and operationalize an M2M system.  This paradigm to integration was balky and expensive for companies, no matter how badly they wanted to take advantage of M2M.  Wiless (iMetrik M2M) has understood this from the beginning, and we have been working tirelessly – committing significant resources in the process – to realize a plug and play ‘end-to-end’ solution that works right out of the box and overcomes shortcomings of M2M technologies today.”

 The Wiless Plug-and-Play, End-to-End Solution

 “What Wiless (iMetrik M2M) brings to the table and the market is a turnkey solution that combines various sensors that link to a ‘cellular gateway’ (similar to a base phone) and relay through a worldwide network.  The sensors are programmed to specific parameters defined by the client with thousands of possible applications and thresholds.  Then, any ‘event’ that activates the sensor produces a message that is automatically sent to inform whatever ‘party’ (mobile device, manager, company, consumers) that needs to know, so that immediate action can be taken through a Web Application. The only thing the end-user needs to use the system is a computer or smartphone.”

“What was just a plan two years ago is now coming to fruition. That is, to build an end-to-end solution, plug-and-play system for the M2M market, which we saw as necessary to ease and speed-up the implementation of M2M solution, the ‘Internet of Things’.”

What were the steps taken to bring this concept to reality?

“Based on the ‘DNA concept’ – that is, Device, Network and Application – our team set out to design and build the central piece of our system, the Cellular Gateway (CGW). Our CGW is an embedded device, which receives information wirelessly from any number of sensors attached to the assets, devices or appliances to be monitored and controlled. This information is then relayed through the Cellular Network to our servers, where a Web Application analyzes the data and makes the information available to the customer via the Internet for either simple monitoring and documenting or alerting of potential problems and enabling users to take immediate steps to prevent serious problems from developing.”

“We then produced some 100 CGWs that were sold to interested end users and distributors by our partners Monnit (www.monnit.com), and Metropolitan Industries (www.metropolitanind.com). The goal of the exercise was for actual users to experiment with the Wiless system and make suggestions on functionality and features before going through with certification and volume production. In subsequent communications, we will detail the results of those demos.”

“After incorporating suggestions from the field, we then submitted our device to the Federal Communications Commission (FCC) and obtained certification as announced on August 31,2012. The final certification we are presently going through is the PTCRB certification.  We’re in the last stages of that process and anticipate certification within a few weeks.”

“To recap Wiless accomplishments so far in 2012: We have completed the development of our Cellular Gateway, the cornerstone of our M2M plug and play solution; we have obtained FCC certification and are now completing the PTCRB certification; we have secured distribution partnerships with large industry leaders which led to broad demonstrations of serious interest in the US, Canada, Europe, Africa and the Middle East; and we have signed an important agreement with Raco Wireless (www.racowireless.com), the leader in M2M connectivity in the U.S., with their guarantee of quality of service and 24/7 service support.”

“On the corporate side, we have also obtained DTC eligibility, which makes our stock available for trading on all platforms.”

“What can I project in the short term for our company? First, for branding initiatives during the commercial launch and in order to set ourselves apart from our predecessor company, we have changed our name to Wiless Controls Inc.  That’s purely cosmetic as the share structure will remain unchanged with only 62.4 million shares outstanding.  More importantly, we are making preparations for our first volume production run and are ordering the necessary components over the next few weeks. Our distributors and end-users are giving us projections for volume purchases, which leads us to believe that substantial recurring revenues are just ahead. We have no doubt that our stakeholders will be rewarded for the confidence they have placed in us.”

About Wiless Controls Inc. ( formerly iMetrik M2M Solutions Inc.)

Wiless Controls Inc. is a global solution provider of wireless services designed to control and manage the access and use of virtually any asset from “anywhere-to-anywhere” in the world. This is the world of Machine-to-Machine or M2M, the Internet of Things. The Wiless Platform moves information and commands from the source directly to the desktop, helping develop new service offerings, enabling real-time control over assets and open up new markets.

Forward-Looking Statements

The matters discussed herein, as well as in future oral and written statements by management of Wiless Controls Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Contact Information
3450 St Denis, Suite 202
Montreal, Quebec H2X 3L3
Tel.: 514-402-2538